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                                                                   EXHIBIT 99.3


      JDS UNIPHASE AND E-TEK DYNAMICS AGREE TO $15 BILLION MERGER

      SAN JOSE, CALIFORNIA, JANUARY 17, 2000 -- JDS Uniphase Corporation (NASDAQ: JDSU; TSE: JDU) and E-TEK Dynamics Inc. (NASDAQ: ETEK) announced today the signing of a definitive merger agreement valued at approximately $15 billion based on January 14, 2000 closing stock prices.

      The merger agreement provides for the exchange of 1.1 shares of JDS Uniphase common stock for each common share of E-TEK. Completion of the transaction is subject to customary closing conditions, including an E-TEK stockholders' vote and regulatory approvals. Following completion of the transaction, E-TEK will operate as a wholly-owned subsidiary of JDS Uniphase.

      The companies are proposing to merge in response to unprecedented growth in the telecommunications industry today. As a result of the explosive demand for bandwidth, service providers have accelerated deployment of fiberoptic systems in their networks. To meet these aggressive deployment plans, systems manufacturers are looking both internally and to merchant optical component and module suppliers to expand production, shorten development cycles and provide new products and functionalities.

      The merger brings together the complementary strengths of JDS Uniphase and E-TEK Dynamics and is expected to enable a more rapid scaling of operations bringing greater volume and a broader range of products to customers faster. One of the many expected benefits of the merger will be the combination of E-TEK's packaging technology and capacity with JDS Uniphase's optical filter capability and supply which was enhanced by its pending merger with OCLI.

      In addition to the merger, the companies also announced the signing of a mutual supply agreement in order to immediately increase the supply of certain of the companies' products to customers.

      Kevin Kalkhoven, JDS Uniphase Co-Chairman and CEO stated, "We are very pleased to be joining E-TEK with JDS Uniphase. As a combined entity, we expect to have deeper resources to continue our strategy of expanding our scale and scope to enable the industry to fulfill the optical promise of unlimited bandwidth."

      Michael Fitzpatrick, E-TEK Chairman, President and CEO added, "We are very excited about the merger of our two companies. By joining together, we believe we will eliminate inefficiencies in the supply chain, allowing us to deliver more products to our customers. In doing so, we hope to catalyze the evolution of optical networking."

      Jozef Straus, JDS Uniphase, Co-Chairman, President and COO commented, "Today's announcement marks the beginning of a great partnership between two companies with a common passion for optical networking. We strongly believe that our combined manufacturing capacity and product innovation capability will strengthen our ability to meet and exceed our customer expectations."

      E-TEK has approximately 2,450 employees and reported revenues of $72.5 million in its second quarter ended January 1, 2000. JDS Uniphase has over 8,200 employees and reported sales of $230.1 million in its first quarter ended September 30, 1999.


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      E-TEK Dynamics, Inc., headquartered in San Jose, Calif., is a leader in the design and manufacturing of high quality passive components and modules for fiberoptic systems. E-TEK's wavelength division multiplexers ("WDMs") are designed to increase the bandwidth capacity of new and existing fiberoptic networks. Other E-TEK components, including isolators, couplers and integrated optics, are important in enabling optical communications systems. These products are utilized in terrestrial and submarine long-haul fiberoptic networks as well as in emerging short-haul applications, such as metropolitan area networks. More information on E-TEK is available at www.e-tek.com.

      JDS Uniphase, headquartered in San Jose, Calif., and Nepean, Ontario, is a high technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiberoptic communications market. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. Are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsunph.com.

      The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes" and "expects" and similar words. Such forward-looking statements include, but are not limited to, statements regarding the expected benefits of the merger, the expectation that the combined entity will have deeper resources, and the belief that the merger will strengthen E-TEK's ability to deliver more products to its customers. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected for both companies. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, factors discussed from time to time in reports filed by JDS Uniphase Corporation and E-TEK Dynamics with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation and E-TEK Dynamics do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.



For More Information, Please Contact:
Kevin N. Kalkhoven, Co-Chairman and CEO,
    JDS Uniphase, 408-434-1800

Anthony R. Muller, Senior Vice President and CFO,
    JDS Uniphase, 408-434-1800

Alison Reynders, Investor Relations Manager,
    E-TEK Dynamics, 408-546-4608


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